EXHIBIT 11.1

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Six Months Ended June 26, 2005 and June 27, 2004

(Thousands of Dollars and Shares Except Per Share Data)

	2005		2004
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 25,741	25,741	25,371	25,371

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(760)	-	(10,220)
	------------	------------	------------	------------

Adjusted net earnings	$ 25,741	24,981	25,371	15,151
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	177,315	177,315	175,479	175,479
Exercise of stock options and warrants:
Actual exercise of options	798	798	600	600
Assumed exercise of options and warrants	-	2,239	-	2,868
Liabilities potentially settleable in
common stock	-	5,358	-	5,363
	------------	------------	------------	------------
Total	178,113	185,710	176,079	184,310
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Per common share:
Net earnings	$ 0.14	0.13	0.14	0.08
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